                                                                    EXHIBIT 10.9

                       BORG-WARNER SECURITY CORPORATION
                           200 South Michigan Avenue
                          Chicago, Illinois 60604-2499


                                            September 5, 1997


John D. O'Brien
c/o Borg-Warner Security Corporation
200 South Michigan
Chicago, Illinois  60604

Dear John:

     Borg-Warner Security Corporation (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel.

     The Company has previously entered into a letter agreement with you providing for certain severance benefits in the event your employment with the Company is terminated.

     In order to induce you to continue employment with, and to remain in the employ of the Company, the Company wishes to amend the letter agreement (as so amended, the "Agreement"). In the event your employment with the Company is terminated under the circumstances described below you shall receive the severance benefits described in this Agreement.

     1. Term. The term of your employment with the Company under this Agreement shall continue in effect until the termination of your employment pursuant to this Agreement.

     2. Termination. You shall be entitled to the benefits provided in Subsection 3(c) hereof upon the termination of your employment, unless such termination is (A) because of your death, (B) because of your "Disability" or "Retirement" (as defined in Subsection 2(a)), (C) by the Company for "Cause" (as defined in Subsection 2(b)), or (D) by you other than for "Good Reason" (as defined in Subsection 2(c)).

     (a) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness or infirmity, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of intended termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination of employment after attainment of age 65.

     (b) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or infirmity or any such actual or anticipated failure after the issuance of a "Notice of Termination", as defined in Subsection 2(d) or by you for Good Reason) within a reasonable period of time after a written demand for substantial performance is delivered to you by the Board of Directors of the Company (the "Board") which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, momentarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

     (c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 2(e) and 2(d), respectively, given in respect thereof:

          (i) the assignment to you of any duties inconsistent with your position and status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of your employment responsibilities from those in existence on the date hereof;

          (ii) a reduction by the Company in your base salary to less than the sum of $325,000 plus the amount of increases from time to time after the date hereof in your base salary (hereinafter called the "Base Guarantee");

          (iii) the relocation of your office or job location to a location not within fifty miles of your present office or job location, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

          (iv) the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within ten (10) business days of the date such compensation is due;

          (v) a reduction in the life insurance, medical, dental, health, accident or disability benefits provided to you by the Company or a reduction in your entitlement to paid vacation days under the Company's vacation policy;

          (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4 hereof; or

          (vii) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection
     (b) above); provided that for purposes of this Agreement, no such purported termination shall be effective.

In addition, termination by you of your employment within the 30-day period following the first anniversary of the date a Change-in-Control has occurred shall constitute termination of your employment for Good Reason. A Change-in-Control shall be deemed to have occurred if:

     (A) there is an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (an "Acquisition"); excluding, however, the following: (a) any Acquisition by Merrill Lynch & Co., Inc. and its affiliates who collectively on January 1, 1991 were a "beneficial owner" of approximately 51% of the Outstanding Company Voting Securities, (b) any Acquisition by a corporation or partnership controlled by a majority of the persons holding the title of Managing Partner of the Company on January 1, 1991, (c) any Acquisition by a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (d) any Acquisition by which a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of the Outstanding Voting Securities becomes the beneficial owner, directly or indirectly, of Outstanding Voting Securities representing 25% or more of the Outstanding Voting Securities or (e) any Acquisition, where the percentage of the Outstanding Voting Securities owned by such Person following such Acquisition is less than the percentage of Outstanding Company Voting Securities beneficially owned in the aggregate by Merrill Lynch & Co., Inc. and its affiliates; provided that if, after an Acquisition, the Outstanding Company Voting Securities owned by Merrill Lynch & Co., Inc. and/or its affiliates decreases such that if such Acquisition had occurred immediately after such decrease, such Acquisition would have been a Change in Control, then such decrease shall constitute a Change in Control;

     (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (A) or (C) of this Section) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

     (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or through the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness or infirmity. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     (d) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (e) Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated pursuant to Subsection (b) or (c) above or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (c) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     3. Compensation in connection with Termination and/or a Change in Control. You shall be entitled to the following:

     (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness or infirmity, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you and insurance to which you are entitled under any compensation and insurance plan of the Company during such period, until your employment under this Agreement is terminated pursuant to Section 2(a) hereof. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement or by reason of your death, your compensation and benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

     (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or insurance plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (c) If your employment by the Company shall be terminated (i) by the Company other than for Cause, Disability or Retirement or (ii) by you for Good Reason, then you shall be entitled to the benefits provided below:

(i) the Company shall pay you (A) your full base salary and supplemental benefit compensation through the Date of Termination at the rate in effect at the time Notice of Termination is given, (B) an amount (reduced, in the case of a termination of employment following a Change in Control, by the Change in Control Bonus (as defined in Section 3(f)) equal to the product of the annual bonus you would have received for the year of termination if all goals had been achieved at the "expected" level (as such term is used to calculate bonuses under the Company's annual bonus plan) (the "Severance Bonus") times a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, plus (C) all other amounts to which you are entitled under any compensation or insurance plan of the Company through the Date of Termination, at the time such payments are due, except as otherwise provided below;

(ii) in lieu of any further salary or bonus payment to you for periods subsequent to the Date of Termination, the Company shall pay to you a lump-sum severance payment (together with the payments provided in paragraphs (iii) through (vi) below) equal to the product of (A) the sum of (x) the Base Guarantee, (y) the Severance Bonus and (z) the amount of your annual supplemental benefit compensation which, absent termination, would have been payable to you for the twelve month period following the Date of Termination;

(iii)  the Company shall pay to you in cash any deferred compensation;

(iv) the Company shall provide you with life, medical, dental, health, accident and disability insurance coverage substantially similar to the coverage you are receiving from the Company immediately prior to the occurrence of the circumstance cited as the reason for termination in the Notice of Termination (and if you have elected the Optional Health Insurance Plan coverage or the Supplemental Dental and Vision Plan coverage, or both, subject to your continuing to pay for such coverage or coverages at the same contribution rate as was in effect immediately prior to the occurrence of the circumstance cited as the reason for termination in the Notice of Termination) for a period of two years after your termination, or until your death or Retirement, whichever is the shorter period, provided that benefits otherwise receivable by you pursuant to this paragraph (iv) shall be reduced to the extent comparable benefits are actually received by you during this period. You agree that you shall immediately report to the Company any such comparable benefits actually received by you. Following the termination of such benefit continuation period you shall be entitled to post-retirement benefits on the same terms and conditions as provided to retirees and their beneficiaries pursuant to the Borg-Warner Security Corporation Retiree Health Care Plan and any other plan maintained for retirees, without regard to your age or years of service;

(v) the Company shall pay to you an amount equal to your unpaid accrued benefit under the Borg-Warner Excess Retirement Benefit Plan;

(vi) the Company shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder); and

(vii) the payments provided for in paragraphs (i), (ii), (iii) and (v) above shall be made not later than the thirtieth day following the Date of Termination.

     (d) You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company or otherwise except as specifically provided in this
Section 3.

     (e) In addition to all other amounts payable to you under this Section 3, following the termination of your employment you shall be entitled to receive all benefits payable to you under any plan or agreement relating to retirement benefits.

     (f) Within 60 days following a Change in Control of the Company, the Company shall pay you (i) a pro rata annual bonus for the year in which such Change in Control occurs, based on the Company's performance for the period ending upon such Change in Control, as determined by the Compensation Committee prior to the Change in Control (the "Change in Control Bonus") and (ii) an amount equal to your accrued benefit under the Borg-Warner Excess Retirement Benefit Plan.

     (g) In the event that you become entitled to the payments and benefits provided under subsection 3(c) or (f) above and/or any other payments or benefits in connection with a change in control or termination of your employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively, the "Payments"), if any of the Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(l) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     4. Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your "Beneficiary" as designated and defined under the 1981 Contingent Compensation Plan under the Borg-Warner Corporation Management Incentive Program unless superceded, in which case payment shall be made in accordance with the most recent beneficiary designation which you may have executed and delivered to the Company after the date of this Agreement.

     (c) If your employment is continued with a successor (whether directly or indirectly) to all or substantially all of the business and assets of the Company and such successor assumes the obligations of the Company under this Agreement, you will not be entitled to any severance benefits under this Agreement solely by reason of the assumption of this Agreement and the technical termination of your employment with the Company in connection with such succession; provided that this Subsection 4(c) shall in no way diminish your right to terminate your employment for Good Reason pursuant to Section 2(c) and to receive severance in connection with such a termination.

     5. Non-Compete; Confidentiality. (a) You agree that while you are employed by the Company, you will not directly or indirectly, whether as owner, partner, officer, employee, agent or consultant, engage in or be employed in any way by any business engaged in the design, manufacture, marketing or servicing of products which constituted 10% or more of the annual sales of the Company provided, however, that in no event shall this Section 5 preclude you from owning less than 5% of the outstanding voting stock of any publicly-traded corporation.

     (b) You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company and which shall not be public knowledge. While employed by the Company and for three years from the Date of Termination, if you are receiving or have received payments under
Section 3(c), you shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; except the foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to you, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement, or
(c) is required to be disclosed by you as a matter of law or pursuant to any court or regulatory order.

     (c) You hereby acknowledge and agree that your obligations under this
Section 5 are of a special, unique and extraordinary character and that a failure to perform any such obligation or a violation thereof may cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, you agree that the Company shall be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including relief in the form of specific performance, restraining any violation or threatened violation of any term of this Section 5, or requiring compliance with or performance of any obligation under this Section 5 by you and such other persons as the court shall order. The rights and remedies provided the Company hereunder are cumulative and shall be in addition to the rights and remedies otherwise available to the Company under any other agreement or applicable law.

     6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board of Directors, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change in address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law.

     8. No Vested Interest. Neither you nor your Beneficiary shall have any right, title or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Company or its subsidiaries or affiliates.

     9. Prior Agreements. This Agreement contains the entire understanding between the parties hereto with respect to severance benefits and supercedes any such prior agreement between the Company (or any predecessor of the Company) and you. If there is any discrepancy or conflict between this Agreement and any plan, policy or program of the Company regarding any term or condition of severance benefits, the language of this Agreement shall govern.

     10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     12. Arbitration. Except as provided in Section 5(c), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       BORG-WARNER SECURITY
                                         CORPORATION


                                       By /s/ J. Joe Adorjan
                                          -----------------------



Agreed to and Accepted
September 5, 1997



/s/ John D. O'Brien
-----------------------